Exhibit 5.1

Tel 713.758.2222  Fax 713.758.2346

February 23, 2016

Columbia Pipeline Group, Inc.

5151 San Felipe Street, Suite 2500

Houston, Texas 77056

Re:    Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Columbia Pipeline Group, Inc., a Delaware corporation (the “Company”) and Columbia Energy Group, a Delaware corporation (“CEG”), CPG OpCo GP LLC, a Delaware limited liability company (“OpCo GP”) and CPG OpCo LP, a Delaware limited partnership (“Columbia OpCo” and, together with CEG and OpCo GP, the “Guarantors”) with respect to the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) filed on the date hereof by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (1) the offer and exchange (the “Exchange Offer”) by the Company of $2,750,000,000 aggregate principal amount of the Company’s senior notes, consisting of $500,000,000 aggregate principal amount outstanding of 2.45% senior notes due 2018 (the “2018 original notes”), $750,000,000 aggregate principal amount outstanding of 3.30% senior notes due 2020 (the “2020 original notes”), $1,000,000,000 aggregate principal amount outstanding of 4.50% senior notes due 2025 (the “2025 original notes”) and $500,000,000 aggregate principal amount outstanding of 5.80% senior notes due 2045 (the “2045 original notes” and, together with the 2018 original notes, the 2020 original notes and the 2025 original notes, the “Original Notes”) for four new series of notes in like principal amounts and bearing substantially identical terms to the relevant series of Original Notes (each such new series being collectively referred to herein as the “Exchange Notes”) and (2) guarantees of the Exchange Notes by the Guarantors (the “Guarantees”).

The Original Notes were issued, and the Exchange Notes will be issued, under an Indenture, dated as of May 22, 2015, by and among the Company, the Guarantors and U.S. Bank National Association, as Trustee (as it may be amended from time to time, the “Indenture”). The Exchange Offer will be conducted on such terms and conditions as are set forth in the prospectus contained in the Registration Statement to which this opinion letter is an exhibit.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Indenture, and (iii) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinion

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto San Francisco Shanghai Tokyo Washington	First City Tower, 1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

Columbia Pipeline Group, Inc. February 23, 2016 Page 2

expressed below. In connection with rendering the opinions set forth below, we have assumed that (a) all signatures contained in all documents examined by us are genuine, (b) all information contained in all documents reviewed by us is true and correct, (c) the legal capacity of natural persons, (d) all documents submitted to us as copies conform to the originals of those documents, (e) the Registration Statement and any amendments thereto (including post-effective amendments), will have become effective and (f) the Exchange Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

Based on the foregoing, we are of the opinion that, when the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture, (i) such Exchange Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and (ii) the Guarantees will constitute valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms, except in each case under such clauses (i) and (ii) as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors’ rights generally and general principles of equity.

We express no opinion concerning (i) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to the rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

The foregoing opinion is limited in all respects to the federal laws of the United States of America, the laws of the State of Delaware, including without limitation the Delaware Limited Liability Company Act, the Delaware Revised Uniform Limited Partnership Act, the Delaware General Corporation Law and the Constitution of the State of Delaware, and the laws of the State of New York, in each case including the applicable statutory provisions to these laws, the rules and regulations underlying such provisions, and the applicable judicial and regulatory determinations interpreting these laws. We express no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the references to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion letter as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Columbia Pipeline Group, Inc. February 23, 2016 Page 3

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied on for any other purpose.

                    Very truly yours,

                    /s/ Vinson & Elkins L.L.P.